Exhibit 99.01

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Maxis, Inc.

         We have audited the consolidated balance sheet of Maxis, Inc. at March 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended March 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxis, Inc. at March 31, 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Walnut Creek, California
May 5, 1997, except for Note 14 as to which the date is
June 4, 1997